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                                ____________
                                   IRA Plan
                                ____________
                              Agreement and
                                ____________
                                 Disclosure
                                ____________
                                  Statement



Wayne Hummer Investments LLC













                                                [Hummer logo]
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To Cancel My IRA Within 7 Days

I understand that I have the right to cancel my IRA within 7 calendar days of its establishment. I understand that to cancel my IRA, I need to provide Wayne Hummer Investments LLC with WRITTEN notice at the following address before the seven day period expires:

                         Wayne Hummer Investments LLC
                              300 S. Wacker Drive
                               Chicago, IL 60606


If my notice is sent by mail, it must be postmarked within the seven day period. My notice also needs to be properly addressed, with proper first class postage, enclosed in an envelope, and sent by the U.S. mail to be considered mailed on the postmarked date.

If I cancel my IRA, Wayne Hummer Investments LLC will refund to me the entire amount of the contributions I made before my revocation. There are no penalties for revocation, but I will earn no interest on my contribution if I revoke my IRA.


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                    INDIVIDUAL RETIREMENT CUSTODIAL ACCOUNT


Form 5305-A Under Section 408(a) of the Internal Revenue Code FORM
(REV.JAN.1998)

The Depositor whose name appears on the Application is establishing an Individual Retirement Account under Section 408(a) to provide for his or her retirement and for the support of his or her beneficiaries after death.

The Custodian named on the Application has given the Depositor the disclosure statement required under Regulations Section 1.408-6.

The Depositor has assigned the trust the sum indicated on the Application.

The Depositor and the Custodian make the following agreement:


ARTICLE I.......................................................................

The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Section 402(c), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a Simplified Employee Pension Plan as described in
Section 408(k).


ARTICLE II......................................................................

The Depositor's interest in the balance in the Custodial account is nonforfeitable.


ARTICLE III.....................................................................

1. No part of the Custodial funds may be invested in life insurance contracts, nor may the assets of the Custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5)).

2. No part of the Custodial funds may be invested in collectibles (within the meaning of Section 408(m)) except as otherwise permitted by Section 408(m)(3) which provides an exception for certain gold, silver, and platinum coins, coins issued under the laws of any state, and certain bullion.


ARTICLE IV......................................................................

1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the Custodial account shall be made in accordance with the following requirements and shall otherwise comply with Section 408(a)(6) and Proposed Regulations Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations Section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph

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   3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

3. The Depositor's entire interest in the Custodial account must be, or begin to be, distributed by the Depositor's required beginning date, April 1 following the calendar year end in which the Depositor reaches age 70 1/2. By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the Custodial account distributed in:

   (a)  A single sum payment.
   (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.
   (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.
   (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.
   (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

   (a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.
   (b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either

       (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or
       (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have reached age 70 1/2.

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 (c) Except where distribution in the form of an annuity meeting the requirements of Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.
 (d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the Custodial Account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2. In the case of a distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.


ARTICLE V.......................................................................

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Section 408(i) and Regulations Sections 1.408-5 and 1.408-6.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.


ARTICLE VI......................................................................

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with Section 408(a) and related regulations will be invalid.

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ARTICLE VII.....................................................................

This Agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear on the Application.


ARTICLE VIII....................................................................

8.01 Definitions: In this part of this Agreement (Article VIII), the words "you" and "your" mean the Depositor, the words "we," "us" and "our" mean the Custodian and "Code" means the Internal Revenue Code.

8.02 Notices and Change of Address: Any required notice regarding this IRA will be considered effective when we mail it to the last address of the intended recipient which we have in our records. Any notice to be given to us will be considered effective when we actually receive it. You must notify us of any change of address.

8.03 Representations and Responsibilities: You represent and warrant to us that any information you have given or will give us with respect to this Agreement is complete and accurate. Further, you agree that any directions you give us, or action you take will be proper under this Agreement and that we are entitled to rely upon any such information or directions. We shall not be responsible for losses of any kind that may result from your directions to us or your actions or failures to act and you agree to reimburse us for any loss we may incur as a result of such directions, actions or failures to act. We shall not be responsible for any penalties, taxes, judgments or expenses you incur in connection with your IRA. We have no duty to determine whether your contributions or distributions comply with the Code, regulations, rulings or this Agreement.

8.04 Service Fees: We have the right to charge an annual service fee or other designated fees (for example, a transfer, rollover or termination fee) for maintaining your IRA. In addition, we have the right to be reimbursed for all reasonable expenses we incur in connection with the administration of your IRA. We may charge you separately for any fees or expenses or we may deduct the amount of the fees or expenses from the assets in your IRA at our discretion. We reserve the right to charge any additional fee upon 30 days notice to you that the fee will be effective.

     Any brokerage commissions attributable to the assets in your IRA will be charged to your IRA. You cannot reimburse your IRA for those commissions.

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8.05 Investment of Amounts in the IRA:

     a. Direction of Investment - You have exclusive responsibility for and control over the investment of the assets of your IRA. You shall direct all investment transactions, including earnings and the proceeds from securities sales. Your selection of investments, however, shall be limited to publicly traded securities, mutual funds, money market instruments and other investments that are obtainable by us and that we are capable of holding in the ordinary course of our business.

         In the absence of instructions from you or if your instructions are not in a form acceptable to us, we shall hold any uninvested amounts in cash and we shall have no responsibility to invest uninvested cash unless and until directed by you.

         All transactions shall be subject to any and all applicable Federal and State laws and regulations and the rules, regulations, customs and usages of any exchange, market or clearing house where the transaction is executed and to our policies and practices.

         After your death, your beneficiary(ies) shall have the right to direct the investment of your IRA assets, subject to the same conditions that applied to you during your lifetime under this Agreement (including, without limitation, Section 8.03).

     b. Our Investment Powers and Duties - We shall have no discretion to direct any investment in your IRA. We assume no responsibility for rendering investment advice with respect to your IRA, nor will we offer any opinion or judgment to you on matters concerning the value or suitability of any investment or proposed investment for your IRA. We shall exercise the voting rights and other shareholder rights with respect to securities in your IRA but only in accordance with the instructions you give to us.

     c. Delegation of Investment Responsibility - We may, but are not required to, permit you to delegate your investment responsibility for your IRA to another party acceptable to us by giving written notice of your delegation in a format we prescribe. We shall follow the direction of any such party who is properly appointed and we shall be under no duty to review or question, nor shall we be responsible for, any of that party's directions, actions or failures to act.

8.06 Beneficiaries: If you die before you receive all of the amounts in your IRA, payments from your IRA will be made to your beneficiaries.

     You may designate one or more person or entity as beneficiary of your IRA. This designation can only

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     be made on a form prescribed by us and it will only be effective when it is filed with us during your lifetime. Each beneficiary designation you file with us will cancel all previous ones. The consent of a beneficiary shall not be required for you to revoke a beneficiary designation. If you do not designate a beneficiary, your estate will be the beneficiary.

     If the beneficiary payment election described in Article IV, Section 4(b) of this Agreement is not made by December 31 of the year following the year of your death, the following rules apply. If the beneficiary is your spouse, the payment described in Article IV, Section 4(b)(ii) will be deemed elected (that is, payments over the life or life expectancy of your spouse). If the beneficiary or beneficiaries are or include anyone other than your surviving spouse, the payment method described in Article IV,
     Section 4(b)(i) will be deemed elected (that is the 5 year rule).

     A spouse beneficiary will retain the option to treat the deceased's IRA as his or her own.

8.07 Termination: Either party may terminate this Agreement at any time by giving written notice to the other. We can resign as Custodian at any time effective 30 days after we mail written notice of our resignation to you. Upon receipt of that notice, you must make arrangements to transfer your IRA to another financial organization. If you do not complete a transfer of your IRA within 30 days from the date we mail the notice to you, we have the right to transfer your IRA assets to a successor IRA custodian or trustee that we choose in our sole discretion or we may pay your IRA to you in a single sum. We shall not be liable for any actions or failures to act on the part of any successor custodian or trustee nor for any tax consequences you may incur that result from the transfer or distribution of your assets pursuant to this section.

     If this Agreement is terminated, we may hold back from your IRA a reasonable amount of money that we believe is necessary to cover any one or more of the following:

     . any fees, expenses or taxes chargeable against your IRA;

     . any penalties associated with the early withdrawal of any savings instrument or other investment in your IRA.

     If our organization is merged with another organization (or comes under the control of any Federal or State agency) or if our entire organization (or any portion which includes your IRA) is bought by another organization, that organization (or agency) shall automatically become the custodian or trustee

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     of your IRA, but only if it is the type of organization authorized to serve as an IRA custodian or trustee.

     If we are required to comply with Section 1.408-2(e) of the Treasury Regulations and we fail to do so, or we are not keeping the records, making the returns or sending the statements as are required by forms or regulations, the IRS may, after notifying you, require you to substitute another custodian or trustee.

8.08 Amendments: We have the right to amend this Agreement at any time. Any amendment we make to comply with the Code and related regulations does not require your consent. You will be deemed to have consented to any other amendment unless, within 30 days from the date we mail the amendment, you notify us in writing that you do not consent.

8.09 Withdrawals: All requests for withdrawal shall be in writing on a form provided by or acceptable to us. The method of distribution must be specified in writing. The tax identification number of the recipient must be provided to us before we are obligated to make a distribution.

     Any withdrawals shall be subject to all applicable tax and other laws and regulations including possible early withdrawal penalties and withholding requirements.

8.10 Required Minimum Distributions: We reserve the right to elect whether or not life expectancies will be recalculated in connection with required minimum distributions from your IRA, provided, however, that we give you notice of our election. Alternatively, we may allow you to make such an election.

     As described in Article IV, Section 3, of this Agreement, you may make an election to begin receiving payments from your IRA in a manner that satisfies the required minimum distribution rules no later than April 1st of the year following the year you reach age 70 1/2. (This is called the "required beginning date.") If you fail to make such an election by your required beginning date, we can, at our complete and sole discretion, do any one of the following:

     . make no payment until you give us a proper payment request;

     . pay your entire IRA to you in a single sum payment; or

     . calculate your required minimum distribution from your IRA each year based on your single life expectancy (not recalculated) and pay those distributions to you until you direct otherwise.

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     We will not be liable for any penalties or taxes related to your failure to take a distribution.

8.11 Transfers From Other Plans: We can receive amounts transferred to this IRA from the custodian or trustee of another IRA. In addition, we can accept direct rollovers of eligible rollover distributions from employer plans as permitted by the Code. We reserve the right not to accept any transfer or direct rollover.

8.12 Liquidation of Assets: We have the right to liquidate assets in your IRA if necessary to make distributions or to pay fees, expenses or taxes properly chargeable against your IRA. If you fail to direct us as to which assets to liquidate, we will decide in our complete and sole discretion and you agree not to hold us liable for any adverse consequences that result from our decision.

8.13 Restrictions On The Fund: Neither you nor any beneficiary may sell, transfer or pledge any interest in your IRA in any manner whatsoever, except as provided by law or this Agreement.

     The assets in your IRA shall not be responsible for the debts, contracts or torts of any person entitled to distributions under this Agreement.

8.14 What Law Applies: This Agreement is subject to all applicable Federal and State laws and regulations. If it is necessary to apply any State law to interpret and administer this Agreement, the law of our domicile shall govern.

     If any part of this Agreement is held to be illegal or invalid, the remaining parts shall not be affected. Neither your nor our failure to enforce at any time or for any period of time any of the provisions of this Agreement shall be construed as a waiver of such provisions, or your right or our right thereafter to enforce each and every such provision.

8.15 Arbitration Disclosures:

     *  Arbitration is final and binding on the parties.

     * The parties are waiving their right to seek remedies in court, including the right to jury trial.

     * Pre-arbitration discovery is generally more limited than and different from court proceedings.

     * The arbitrators' award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.

     * The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

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     ARBITRATION--Customer agrees, and by carrying an account for customer broker agrees that all controversies which may arise between us prior to, on or subsequent to the date of the signed agreement shall be determined by arbitration. Any arbitration under the signed agreement shall be conducted pursuant to the federal arbitration act and the laws of the state of Illinois, before the American arbitration forum, or before the New York Stock Exchange, Inc. or an arbitration forum provided by any other exchange of which the broker is a member, the National Association of Securities Dealers, Inc. or any self-regulatory organization governing the broker in accordance and with the rules then in effect of the selected organization. The customer may elect one of the organizations (Forum) stated above, but if the customer fails to make that election, by registered letter or telegram addressed to the broker at the broker's main office, before the expiration of ten days after receipt of a written request from the broker to make that election, then the broker may make that election. The award of the arbitrators, or the majority of them shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

     No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated here in. By signing the agreement customer acknowledges that the customer has received and read a copy of this agreement.

                                 ------------
                                 INSTRUCTIONS
                                 ------------

(Section references are to the Internal Revenue Code unless otherwise noted.)

PURPOSE OF FORM

NOTE: Users of the October 1992 revision of Form 5305-A are not required to use the January 1998 revision of the form.

Form 5305-A is a model Custodial account agreement that meets the requirements of Section 408(a) and has been automatically approved by the IRS. An individual retirement account (IRA) is established after the form is fully executed by both the individual (Depositor) and

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the Custodian and must be completed no later than the due date of the individual's income tax return for the tax year (without regard to extensions). This account must be created in the United States for the exclusive benefit of the Depositor or his or her Beneficiaries.

Individuals may rely on regulations for Tax Reform Act of 1986 to the extent specified in those regulations.

Do not file Form 5305-A with the IRS. Instead, keep it for your records.

For more information on IRAs, including the required disclosures the Custodian must give the Depositor, see Pub. 590, Individual Retirement Arrangements
(IRAs).

DEFINITIONS

Custodian: The Custodian must be a bank or savings and loan association, as defined in Section 408(n), or any person who has the approval of the IRS to act as Custodian.

Depositor: The Depositor is the person who establishes the Custodial account.

IDENTIFYING NUMBER

The Depositor's social security number will serve as the identification number of his or her IRA. An employer identification number (EIN) is required only for an IRA for which a return is filed to report unrelated business taxable income. An EIN is required for a common fund created for IRAs.

IRA FOR NONWORKING SPOUSE

Form 5305-A may be used to establish the IRA Custodial account for a nonworking spouse.

Contributions to an IRA Custodial account for a nonworking spouse must be made to a separate IRA Custodial account established by the nonworking spouse.

                             ---------------------
                             SPECIFIC INSTRUCTIONS
                             ---------------------

Article IV: Distributions made under this Article may be made in a single sum, periodic payment, or a combination of both. The distribution option should be reviewed in the year the Depositor reaches age 70 1/2 to ensure that the requirements of Section 408(a)(6) have been met.

Article VIII: Article VIII and any that follow it may incorporate additional provisions that are agreed to by the Depositor and Custodian to complete the Agreement. They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of the Custodian, Custodian's fees, State law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the Depositor, etc. Use additional pages if necessary and attach them to this form.

NOTE: Form 5305-A may be reproduced and reduced in size.

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                              DISCLOSURE STATEMENT

RIGHT TO REVOKE YOUR IRA

If you receive this Disclosure Statement at the time you establish your IRA, you have the right to revoke your IRA within seven (7) days of its establishment. If revoked, you are entitled to a full return of the contribution you made to your IRA. The amount returned to you would not include an adjustment for such items as sales commissions, administrative expenses, or fluctuation in market value. You may make this revocation only by mailing or delivering a written notice to the Custodian at the address listed on the Application.

If you send your notice by first class mail, your revocation will be deemed mailed as of the date of the postmark.

If you have any questions about the procedure for revoking your IRA, please call the Custodian at the telephone number listed on the Application.

REQUIREMENTS OF AN IRA

A. Cash Contributions - Your contribution must be in cash, unless it is a rollover contribution.

B. Maximum Contribution - The total amount you may contribute to an IRA for any taxable year cannot exceed the lesser of $2,000 or 100 percent of your compensation. If you also maintain a Roth IRA, the maximum contribution to your Traditional IRAs (i.e., IRAs subject to the limits of Internal Revenue Code (IRC) Sections 408(a) or 408(b)) is reduced by any contributions you make to your Roth IRA. Your total annual contribution to all Traditional IRAs and Roth IRAs cannot exceed the lesser of $2,000 or 100 percent of your compensation.

C. Nonforfeitability - Your interest in your IRA is nonforfeitable.

D. Eligible Custodians - The Custodian of your IRA must be a bank, savings and loan association, credit union, or a person approved by the Secretary of the Treasury.

E. Commingling Assets - The assets of your IRA cannot be commingled with other property except in a common trust fund or common investment fund.

F. Life Insurance - No portion of your IRA may be invested in life insurance contracts.

G. Collectibles - You may not invest the assets of your IRA in collectibles (within the meaning of Internal Revenue Code (IRC) Section 408(m)). A collectible is defined as any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or other tangible personal property specified by the Internal

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   Revenue Service. However, specially minted United States gold and silver bullion coins and certain state-issued coins are permissible investments. Beginning January 1, 1998, platinum coins and certain gold, silver, platinum or palladium bullion (as described in IRC Section 408(m)(3)) are also permitted as IRA investments.

H. Required Minimum Distributions - You are required to take minimum distributions from your IRA at certain times in accordance with Proposed Treasury Regulations Section 1.408-8. Below is a summary of the IRA distribution rules.

   1. You are required to take a minimum distribution from your IRA for the year in which you reach age 70 1/2 and for each year thereafter. You must take your first payout by your required beginning date, April 1 of the year following the year you attain age 70 1/2. The minimum distribution for any taxable year is equal to the amount obtained by dividing the account balance at the end of the prior year (less any required distribution taken between January 1 and April 1 of the year following the year you attain age 70 1/2) by the joint life expectancy of you and your designated beneficiary. If you have not designated a beneficiary for your IRA by your required beginning date, your single life expectancy will be used.

   2. Your single or joint life expectancy is determined by using the IRS unisex life expectancy tables. You can find these tables in Treasury Regulations
      Section 1.72-9.

      We will allow you to elect whether or not to recalculate your life expectancies. If you do not make an election, your life expectancies will not be recalculated.

      You may choose (within the limits set forth in the distribution rules and our life expectancy recalculation policy) how you want your required minimum distributions structured. You must make your payment elections no later than April 1 following your 70 1/2 year. If you do not make an election by that date, we may do any one of the following:

      (a) make no payment until you give us a proper payout request,

      (b) pay your entire IRA to you in a single sum payment, or

      (c) determine your required minimum distribution each year based on your single life expectancy (not recalculated) and pay those distributions to you until you direct otherwise.

   3. If you name someone other than your spouse as your beneficiary, and your beneficiary is more

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      than 10 years younger than you, your required minimum distributions must satisfy the Minimum Distribution Incidental Benefit (MDIB) rule. The MDIB rule generally requires that your required minimum distributions be calculated as if your beneficiary were exactly 10 years younger than you.

   4. If you die,

      (a) on or after your required beginning date, distributions must be made to your beneficiary or beneficiaries at least as rapidly as under the method being used to determine minimum distributions as of the date of your death.

      (b) before your required beginning date, the entire amount remaining in your account will, at the election of your beneficiary or beneficiaries, either

          (i) be distributed by December 31 of the year containing the fifth anniversary of your death, or

          (ii) be distributed in equal or substantially equal payments over the life or life expectancy of your designated beneficiary or beneficiaries.

          Your beneficiary or beneficiaries must elect either option (i) or (ii) by December 31 of the year following the year of your death. If no election is made, distribution will be made in accordance with (ii) if the beneficiary is your surviving spouse, and in accordance with (i) if your beneficiary is not your surviving spouse. In the case of distributions under (ii), distributions must commence by December 31 of the year following the year of your death. If your spouse is the beneficiary, distributions need not commence until December 31 of the year you would have attained age 70 1/2, if later.

INCOME TAX CONSEQUENCES OF ESTABLISHING AN IRA

A. IRA DEDUCTIBILITY - If you have not yet reached the year in which you attain age 70 1/2 and have earned income from services rendered, you may make an IRA contribution of the lesser of 100 percent of compensation or $2,000. However, the amount of the contribution for which you may take a tax deduction will depend upon whether you (or, in some cases, your spouse) are an active participant in an employer-maintained retirement plan. If you are not an active participant, your IRA contribution will be totally deductible. If you are an active participant, the deductibility of your contribution will depend on your modified adjusted gross income (MAGI) for the tax year for which the contribution was made. Modified adjusted gross income (MAGI) is determined on your tax return using your adjusted gross income but disregarding any deductible IRA contribution.

      Definition of Active Participant - Generally, you will be an active participant if you are covered by one or more of the following employer-maintained retirement plans:

      1. a qualified pension, profit sharing, 401(k), or stock bonus plan;

      2. a qualified annuity plan of an employer;

      3. a simplified employee pension (SEP) plan;

      4. a retirement plan established by the Federal government, a State, or a political subdivision (except certain unfunded deferred compensation plans under IRC Section 457);

      5. a tax sheltered annuity for employees of certain tax-exempt organizations or public schools;

      6. a plan meeting the requirements of IRC Section 501(c)(18);

      7. a qualified plan for self-employed individuals (H.R. 10 or Keogh Plan); and

      8. a SIMPLE IRA plan or a SIMPLE 401(k) plan.

      If you do not know whether your employer maintains one of these plans or whether you are an active participant in it, check with your employer and your tax advisor. Also, the Form W-2 (Wage and Tax Statement) that you receive at the end of the year from your employer will indicate whether you are an active participant.

      If you are an active participant and are single, the deductible amount of your contribution is determined as follows: (1) take the Phase-out Maximum for the applicable year (specified below) and subtract your MAGI, (2) multiply the difference by .2. For example, if your 1998 MAGI is $35,000, your maximum deductible contribution is $1,000 (the 1998 Phase-out Maximum of $40,000 minus your MAGI of $35,000, multiplied by .2). You must round the resulting number to the next highest $10 if the number is not a multiple of 10.

      If you are an active participant, are married and you file a joint tax return, the deductible amount of your contributions is determined as follows: (1) take the Phase-out Maximum for the applicable year (specified below) and subtract your MAGI, (2) multiply the difference by .2. (Multiply the difference between the Phase-out Maximum and your MAGI by .1 beginning in 2007.) For example, if your MAGI in 1998 is $55,000, your maximum deductible contribution is $1,000: [($60,000 minus $55,000) multiplied by .2]. You must round the resulting number to the next highest $10 if the number is not a multiple of 10.

                              Joint Filers                  Single Taxpayers
    Tax Year                Phase-out Maximum               Phase-out Maximum
------------------------------------------------------------------------------
      1997                      $ 50,000                         $35,000
      1998                      $ 60,000                         $40,000
      1999                      $ 61,000                         $41,000
      2000                      $ 62,000                         $42,000
      2001                      $ 63,000                         $43,000
      2002                      $ 64,000                         $44,000
      2003                      $ 70,000                         $50,000
      2004                      $ 75,000                         $55,000
      2005                      $ 80,000                         $60,000
      2006                      $ 85,000                         $60,000
      2007                      $100,000                         $60,000
------------------------------------------------------------------------------

   If you are married filing jointly and are not an active participant in an employer-maintained retirement plan, but are married to someone who is an active participant, your maximum deductible contribution is determined by taking $160,000 minus your MAGI and multiplying the result by .2 (subject to the maximum combined annual contribution limit for Traditional and Roth IRAs of the lesser of $2,000 or 100 percent of earned income).

B. TAX-DEFERRED EARNINGS - The investment earnings of your IRA are not subject to federal income tax until distributions are made (or, in certain instances, when distributions are deemed to be made).

C. NONDEDUCTIBLE CONTRIBUTIONS - You may make nondeductible contributions to your IRA to the extent that deductible contributions are not allowed. The sum of your deductible and nondeductible IRA contributions cannot exceed your contribution limit (the lesser of $2,000 or 100 percent of compensation). You may elect to treat deductible IRA contributions as nondeductible contributions.

   If you make nondeductible contributions for a particular tax year, you must report the amount of the nondeductible contribution on your federal income tax return (using IRS Form 8606).

   If you overstate the amount of designated nondeductible contributions for any taxable year, you are subject to a $100 penalty unless reasonable cause for the overstatement can be shown. Failure to file any form required by the IRS to report nondeductible contributions (e.g., IRS Form 8606) will result in a $50 per failure penalty.

D. TAXATION OF DISTRIBUTIONS - The taxation of IRA distributions depends on whether or not you have ever made nondeductible IRA contributions. If you have only made deductible contributions, any IRA distribution will be fully included in income.

   If you have ever made nondeductible contributions to any IRA, the following formula must be used to determine the amount of any IRA distribution excluded from income:

   (Aggregate Nondeductible Contributions)

           x (Amount Withdrawn)    =  Amount Excluded From Income
           --------------------
           Aggregate IRA Balance

   NOTE: Aggregate nondeductible contributions include all nondeductible contributions made by you through the end of the year of the distribution (which have not previously been withdrawn and excluded from income). Also note that aggregate IRA balance includes the total balance of all of your IRAs as of the end of the year of distribution and any distributions occurring during the year.

E. ROLLOVERS - Your IRA may be rolled over to an IRA of yours, or may receive rollover contributions, provided that all of the applicable rollover rules are followed. Rollover is a term used to describe a tax-free movement of cash or other property to your IRA from any of your IRAs, or from your employer's Qualified Retirement Plan or Tax Sheltered Annuity. SIMPLE IRA funds may not be rolled to your IRA during the first two years you participate in your employer's SIMPLE IRA plan. The rollover rules are generally summarized below. These transactions are often complex. If you have any questions regarding a rollover, please see a competent tax advisor.

   1. IRA to IRA Rollovers - Funds distributed from your IRA may be rolled over to an IRA of yours if the requirements of IRC Section 408(d)(3) are met. A proper IRA to IRA rollover is completed if all or part of the distribution is rolled over not later than 60 days after the distribution is received. You may not have completed another IRA to IRA rollover from the distributing IRA during the 12 months preceding the date you receive the distribution. Further, you may roll the same dollars or assets only once every 12 months.

   2. Qualified Plan (or Tax-Sheltered Annuity) to IRA Rollovers - Effective for qualified plan distributions received after January 1, 1993, you may roll over, directly or indirectly, any eligible rollover distribution. An eligible rollover distribution is defined generally as any distribution from a qualified plan (other than distributions to nonspouse beneficiaries) unless it is part of certain series of substantially equal periodic payments, after-tax dollars or a required minimum distribution.

      To qualify as a rollover, your eligible rollover distribution must be rolled over to your IRA no later than 60 days after you receive it.

      If you elect to receive your rollover distribution prior to placing it in an IRA, thereby conducting an indirect rollover, your plan administrator will generally be required to withhold 20 percent of your distribution as a prepayment of income taxes. When completing the rollover, you may make up the amount withheld, out of pocket, and roll over the full amount distributed from your qualified plan balance, if you so choose. To qualify as a rollover, your eligible rollover distribution must be rolled over to your IRA not later than 60 days after you receive it. Alternatively, you may claim the withheld amount as income and pay the applicable income tax and, if you are under age 59 1/2, the 10 percent early distribution penalty (unless an exception to the penalty applies).

      As an alternative to the indirect rollover, your employer generally must give you the option of directly rolling your qualified plan balance over to an IRA. If you elect the direct rollover option, your eligible rollover distribution will be paid directly to the IRA (or other qualified plan) that you designate. The 20 percent withholding requirements do not apply to direct rollovers.

      If you place your rollover contribution in a separate (i.e., conduit) IRA plan which holds just those dollars, you preserve the right to later roll the money originating from the qualified plan into another qualified plan.

   3. Traditional Ira to Roth Ira Rollovers - If your adjusted gross income is not more than $100,000, you are eligible to roll over (or convert) all or any portion of your existing Traditional IRA(s) into your Roth IRA(s). The amount of the rollover from your Traditional IRA to your Roth IRA shall be treated as a distribution for income tax purposes and is includible in your gross income (except for any nondeductible contributions). Although the rollover amount is generally included in income, the 10 percent early distribution penalty shall not apply to rollovers or conversions from a Traditional IRA to a Roth IRA, regardless of whether you qualify for any exceptions to the 10 percent penalty.

      If you roll over assets from your Traditional IRA to your Roth IRA prior to January 1, 1999, you may spread the amount of the distributions which must be included in your gross income ratably over a four year period beginning with the year in which the payment or distribution is made.

   4. Written Election - At the time you make a proper rollover to an IRA, you must designate to the Custodian, in writing, your election to treat that con-
   tribution as a rollover. Once made, the rollover election is irrevocable.

F. CARRYBACK CONTRIBUTIONS - A contribution is deemed to have been made on the last day of the preceding taxable year if you make a contribution by the deadline for filing your income tax return (not including extensions), and you designate that contribution as a contribution for the preceding taxable year. For example, if you are a calendar year taxpayer and you make your IRA contribution on or before April 15, your contribution is considered to have been made for the previous tax year if you designated it as such.

LIMITATIONS AND RESTRICTIONS

A. SEP PLANS - Under a Simplified Employee Pension (SEP) Plan that meets the requirements of IRC Section 408(k), your employer may make contributions to your IRA. Your employer is required to provide you with information which describes the terms of your employer's SEP Plan.

B. SPOUSAL IRA - If you are married, you may make payments to an IRA established for the benefit of your spouse. Your spouse must not have attained age 70 1/2 in that year, or any prior year, even if you are age 70 1/2 or older. You must file a joint tax return for the year for which the contribution is made.

   The amount you may contribute to your IRA and your spouse's IRA is the lesser of $4,000 or 100 percent of your combined compensation. However, you may not contribute more than $2,000 to any one IRA.

C. DEDUCTION OF ROLLOVERS AND TRANSFERS - A deduction is not allowed for rollover or transfer contributions.

D. ESTATE TAX EXCLUSION - The $100,000 federal estate tax exclusion previously available has been repealed for individuals dying after 12/31/84. No exclusion will be allowed for individuals dying after that date. Transfers of your IRA assets to a named beneficiary made during your life and at your request or because of your failure to instruct otherwise, may be subject to federal gift tax under IRC Section 2501 if made after October 22, 1986.

E. SPECIAL TAX TREATMENT - Capital gains treatment and the favorable five or ten year forward averaging tax authorized by IRC Section 402 do not apply to IRA distributions.

F. INCOME TAX TREATMENT - Any withdrawal from your IRA, except a direct transfer, is subject to federal income tax withholding. You may, however, elect not to have withholding apply to your IRA withdrawal. If withholding is applied to your with-drawal, not less than 10 percent of the amount withdrawn must be withheld.

G. PROHIBITED TRANSACTIONS - If you or your beneficiary engage in a prohibited transaction with your IRA, as described in IRC Section 4975, your IRA will lose its tax-exempt status and you must include the value of your account in your gross income for that taxable year.

H. PLEDGING - If you pledge any portion of your IRA as collateral for a loan, the amount so pledged will be treated as a distribution and will be included in your gross income for that year.

FEDERAL TAX PENALTIES

A. EARLY DISTRIBUTION PENALTY - If you are under age 59 1/2 and receive an IRA distribution, an additional tax of 10 percent will apply, unless made on account of death, disability, a qualifying rollover, a direct transfer, the timely withdrawal of an excess contribution; or if the distribution is part of a series of substantially equal periodic payments (at least annual payments) made over your life expectancy or the joint life expectancy of you and your beneficiary. Payments made to pay medical expenses which exceed 7.5 percent of your adjusted gross income and distributions to pay for health insurance by an individual who has separated from employment and who has received unemployment compensation under a federal or state program for at least 12 weeks are also exempt from the 10 percent tax. Beginning January 1, 1998, payments to cover certain qualified higher education expenses and distributions for first-home purchases (up to life-time maximum of $10,000) are exempt from the 10 percent tax. This additional tax will apply only to the portion of a distribution which is includible in your income.

B. EXCESS CONTRIBUTION PENALTY - An excise tax of 6 percent is imposed upon any excess contribution you make to your IRA. This tax will apply each year in which an excess remains in your IRA. An excess contribution is any contribution amount which exceeds your contribution limit, excluding rollover and direct transfer amounts. Your contribution limit is the lesser of $2,000 or 100 percent of your compensation for the taxable year.

C. EXCESS ACCUMULATION PENALTY - One of the requirements listed above is that you must take a minimum distribution for the year you attain age 70 1/2 and for each year thereafter and that your designated beneficiary(ies) is required to take certain minimum distributions after your death. An additional tax of 50 percent is imposed on the amount of the required minimum distribution which should have been taken but was not. This tax is referred to as an excess accumulation penalty tax.

D. EXCESS DISTRIBUTION PENALTY - Prior to 1997, you would have been taxed an additional 15 percent on any amount received and included in income during a calendar year from qualified retirement plans, tax-sheltered annuities and IRAs which exceeded $112,500 (indexed each year for the cost of living). Certain exceptions applied. If you received an excess distribution as described above, your tax advisor could determine if these exceptions applied to you. This tax is referred to as an excess distribution penalty. However, this tax is repealed effective for all payouts received after December 31, 1996, as a result of the Taxpayer Relief Act of 1997.

E. EXCESS RETIREMENT ACCUMULATION PENALTY - In the past, your estate would have paid additional federal estate tax if you died with an excess retirement accumulation. An excess retirement accumulation existed if, at the time of your death, the value of all your interests in qualified plans, tax-sheltered annuities and IRAs exceeded the present value of an annuity with annual payments of $112,500 (indexed each year for the cost of living), payable over your life expectancy immediately before your death. This tax was referred to as an excess retirement accumulation tax penalty. However, this tax is repealed for estates of decedents dying after December 31, 1996, as a result of the Taxpayer Relief Act of 1997.

F. PENALTY REPORTING - You must file Form 5329 with the Internal Revenue Service to report and remit any penalties or excise taxes.

ARBITRATION

By signing the agreement, you agree that any controversy arising out of or relating to your Account, any transaction made under your Account, or the performance or breach of the Agreement shall be settled by arbitration as described in Article 8.15 of the Custodial Agreement and paragraph twenty (20) of the IRA account application.

OTHER

A. IRS PLAN APPROVAL - The Agreement used to establish this IRA has been approved by the Internal Revenue Service. The Internal Revenue Service approval is a determination only as to form. It is not an endorsement of the plan in operation or of the investments offered.

B. ADDITIONAL INFORMATION - You may obtain further information on IRAs from your District Office of the Internal Revenue Service. In particular, you may wish to obtain IRS Publication 590, Individual Retirement Arrangements.

                           IRA FINANCIAL DISCLOSURE

You may direct the investment of your funds within this IRA into any investment instrument offered by or through the Custodian. The Custodian will not exercise any investment discretion regarding your IRA, as this is solely your responsibility.

The value of your IRA will be solely dependent upon the performance of any investment instrument chosen by you to fund your IRA. Therefore, no projection of the growth of your IRA can reasonably be shown or guaranteed.

Terms and conditions of the IRA which affect your investment decisions are listed below.

INVESTMENT OPTIONS

You choose the investments which will fund your IRA. Your investment choices include stocks, bonds, mutual funds, CD's or other investments offered by the Custodian.

Investment Fees and Charges - There are certain fees and charges connected with the investments you may select for your IRA. These fees and charges may include sales commissions, investment management fees, distribution fees, set-up fees, maintenance fees and surrender or termination fees. To find out what fees apply, read the prospectus or contract which will describe the terms of the investment you choose.

Earnings - The method for computing and allocating annual earnings (interest, dividends, etc.) on your investments will vary with the nature and issuer of the investment chosen. Please refer to the prospectus or contract of the investments of your choice for the methods used for computing and allocating annual earnings.

FEES FOR MAINTAINING YOUR IRA

There may be certain fees and charges connected with the IRA itself. These may include an opening fee, annual fee or closing fee. Please refer to the Fee Schedule and IRA Plan Agreement for further information.

We reserve the right to change any of the above fees after notice to you, as provided in your IRA Plan Agreement.

          [LOGO]  Wayne Hummer
                  Investments LLC


          300 South Wacker Drive
          Chicago, Illinois 60606-6607
          800-621-4477 Toll-free
          312-431-1700 Local


          200 E. Washington Street
          Appleton, Wisconsin 54911-5468
          800-678-0833 Toll-free
          920-734-1474 Local



Member
New York Stock Exchange
and other principal exchanges.
Member SIPC.


#127 (6/98)                  (C)1998 Universal Pension, Inc., Brainerd, MN 56401

                                 -------------
                                 Roth IRA Plan
                                 -------------
                                 Agreement and
                                 -------------
                                    Disclosure
                                 -------------
                                     Statement
                                 -------------


Wayne Hummer Investments LLC

                                 [LOGO OF WH]

To Cancel My Roth IRA Within 7 Days

I understand that I have the right to cancel my Roth IRA within 7 calendar days of its establishment. I understand that to cancel my Roth IRA, I need to provide Wayne Hummer Investments LLC with WRITTEN notice at the following address before the seven-day period expires:

                         Wayne Hummer Investments LLC
                             Attn: IRA Department
                              300 S. Wacker Drive
                               Chicago, IL 60606

If my notice is sent by mail, it must be postmarked within the seven-day period. My notice also needs to be properly addressed, with proper first class postage, enclosed in an envelope, and sent by the U.S. mail to be considered mailed on the postmarked date.

If I cancel my Roth IRA, Wayne Hummer Investments LLC will refund to me the entire amount of the contributions I made before my revocation. There are no penalties for revocation, but I will earn no interest on my contributions if I revoke my Roth IRA.

                 ROTH INDIVIDUAL RETIREMENT CUSTODIAL ACCOUNT

Form 5305-RA Under Section 408A of the Internal Revenue Code FORM (REV. JAN.
1998)

The Depositor whose name appears on the Application is establishing a Roth Individual Retirement Account (Roth IRA) under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.

The Custodian named on the Application has given the Depositor the disclosure statement required under Regulations section 1.408-6.

The Depositor has assigned the Custodial account sum indicated on the Application.

The Depositor and the Custodian make the following agreement:

ARTICLE I.......................................................................

1. If this Roth IRA is not designated as a Roth Conversion IRA, then, except in the case of a rollover contribution described in section 408A(e), the Custodian will accept only cash contributions and only up to a maximum amount of $2,000 for any tax year of the Depositor.

2. If this Roth IRA is designated as a Roth Conversion IRA, no contributions other than IRA Conversion Contributions made during the same tax year will be accepted.

ARTICLE II......................................................................

The $2,000 limit described in Article I is gradually reduced to $0 between certain levels of adjusted gross income (AGI). For a single depositor, the $2,000 annual contribution is phased out between AGI of $95,000 and $110,000; for a married depositor who files jointly, between AGI of $150,000 and $160,000; and for a married depositor who files separately, between $0 and $10,000. In the case of a conversion, the Custodian will not accept IRA Conversion Contributions in a tax year if the Depositor's AGI for that tax year exceeds $100,000 or if the Depositor is married and files a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

ARTICLE III.....................................................................

The Depositor's interest in the balance in the Custodial account is nonforfeitable.

ARTICLE IV......................................................................

1. No part of the Custodial funds may be invested in life insurance contracts, nor may the assets of the Custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5)).

2. No part of the Custodial funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by section 408(m)(3), which provides an exception for certain gold, silver, and platinum coins, coins issued under the laws of any state, and certain bullion.

ARTICLE V.......................................................................

1. If the Depositor dies before his or her entire interest is distributed to him or her and the Depositor's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either:

   (a) Be distributed by December 31 of the year containing the fifth anniversary of the Depositor's death, or

   (b) Be distributed over the life expectancy of the designated beneficiary starting no later than December 31 of the year following the year of the Depositor's death.

   If distributions do not begin by the date described in (b), distribution method (a) will apply.

2. In the case of distribution method 1.(b) above, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the Custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the designated beneficiary using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence and subtract 1 for each subsequent year.

3. If the Depositor's spouse is the sole beneficiary on the Depositor's date of death, such spouse will then be treated as the Depositor.

ARTICLE VI......................................................................

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under sections 408(i) and 408A(d)(3)(E), Regulations sections 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor as prescribed by the Internal Revenue Service.

ARTICLE VII.....................................................................

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles that are not consistent with section 408A, the related regulations, and other published guidance will be invalid.

ARTICLE VIII....................................................................

This agreement will be amended from time to time to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the Application.

ARTICLE IX......................................................................

9.01 Definitions: In this part of this Agreement (Article IX), the words "you" and "your" mean the Depositor and the words "we," "us" and "our" mean the Custodian and "Code" means the Internal Revenue Code.

9.02 Notices And Change Of Address: Any required notice regarding this Roth IRA will be considered effective when we mail it to the last address of the intended recipient which we have in our records. Any notice to be given to us will be considered effective when we actually receive it. You must notify us of any change of address.

9.03 Representations And Responsibilities: You represent and warrant to us that any information you have given or will give us with respect to this Agreement is complete and accurate. Further, you agree that any directions you give us, or action you take will be proper under this Agreement and that we are entitled to rely upon any such information or directions. We shall not be responsible for losses of any kind that may result from your directions to us or your actions or failures to act and you agree to reimburse us for any loss we may incur as a result of such directions, actions or failures to act. We shall not be responsible for any penalties, taxes, judgments or expenses you incur in connection with your Roth IRA. We have no duty to determine whether your contributions or distributions comply with the Code, regulations, rulings or this Agreement.

9.04 Service Fees: We have the right to charge an annual service fee or other designated fees (for example, a transfer, rollover or termination fee) for maintaining your Roth IRA. In addition, we have the right to be reimbursed for all reasonable expenses we incur in connection with the administration of your Roth IRA. We may charge you separately for any fees or expenses or we may deduct the amount of the fees or expenses from the assets in your Roth IRA at our discretion. We reserve the right to charge any additional fee upon 30 days notice to you that the fee will be effective.

     Any brokerage commissions attributable to the assets in your Roth IRA will be charged to your Roth IRA. You cannot reimburse your Roth IRA for those commissions.

9.05 Investment Of Amounts In The Roth IRA:

     (a) DIRECTION OF INVESTMENT - You have exclusive responsibility for and control over the investment of the assets of your Roth IRA. You shall direct all investment transactions, including earnings and the proceeds from securities sales. Your selection of investments, however, shall be limited to publicly traded securities, mutual funds, money market instruments and other investments that are obtainable by us and that we are capable of holding in the ordinary course of our business. Selling short, and/or executing purchases in an amount which is greater than the available cash are each prohibited transactions.

         In the absence of instructions from you or if your instructions are not in a form acceptable to us, we shall hold any uninvested amounts in cash and we shall have no responsibility to invest invested cash unless and until directed by you.

         All transactions shall be subject to any and all applicable Federal and State laws and regulations and the rules, regulations, customs and usages of any exchange, market or clearing house where the transaction is executed and to our policies and practices.

         After your death, your beneficiary(ies) shall be subject to the same conditions that applied to you during your lifetime under this Agreement (including, without limitation, section 9.03).

     (b) OUR INVESTMENT POWERS AND DUTIES - We shall have no discretion to direct any investment in your Roth IRA. We assume no responsibility for rendering investment advice with respect to your Roth IRA. We shall exercise the voting rights and other shareholder rights with respect to securities in your Roth IRA but only in accordance with the instructions you give to us.

     (c) DELEGATION OF INVESTMENT RESPONSIBILITY - We may, but are not required to, permit you to delegate your investment responsibility for your Roth IRA to another party acceptable to us by giving written notice of your delegation in a format we prescribe. We shall follow the direction of any such party who is properly appointed and we shall be under no duty to review or question, nor shall we be responsible for, any of that party's directions, actions or failures to act.

9.06 Beneficiaries: If you die before you receive all of the amounts in your Roth IRA, payments from your Roth IRA will be made to your beneficiaries. You may designate one or more persons or entities as beneficiary of your Roth IRA. This designation can only be made on a form prescribed by us and it will only be effective when it is filed with us during your lifetime. Each beneficiary designation you file with us will cancel all previous ones. The consent of a beneficiary shall not be required for you to revoke a beneficiary designation. If you do not designate a beneficiary, your estate will be the beneficiary.

     If your surviving spouse is your sole beneficiary, your spouse will be deemed to have treated your Roth IRA as his or her own Roth IRA and will not be subject to the required minimum distribution rules. If the beneficiary or beneficiaries include anyone other than your surviving spouse, distributions must commence in accordance with Article V. If the beneficiary payment election described in Article V is not made by December 31 of the year following the year of your death, the payment method described as the 5 year rule will be deemed elected.

9.07 Termination: Either party may terminate this Agreement at any time by giving written notice to the other. We can resign as Custodian at any time effective 30 days after we mail written notice of our resignation to you. Upon receipt of that notice, you must make arrangements to transfer your Roth IRA to another financial organization. If you do not complete a transfer of your Roth IRA within 30 days from the date we mail the notice to you, we have the right to transfer your Roth IRA assets to a successor Roth IRA trustee or custodian that we choose in our sole discretion or we may pay your Roth IRA to you in a single sum. We shall not be liable for any actions or failures to act on the part of any successor trustee or custodian nor for any tax consequences you may incur that result from the transfer or distribution of your assets pursuant to this section.

     If this Agreement is terminated, we may hold back from your Roth IRA a reasonable amount of money that we believe is necessary to cover any one or more of the following:

       * any fees, expenses or taxes chargeable against your Roth IRA;

       * any penalties associated with the early withdrawal of any savings instrument or other investment in your Roth IRA.

     If our organization is merged with another organization (or comes under the control of any Federal or State agency) or if our entire organization (or any portion which includes your Roth IRA) is bought by another organization, that organization (or agency) shall automatically become the trustee or custodian of your Roth IRA, but only if it is the type of organization authorized to serve as a Roth IRA trustee or custodian.

     If we are required to comply with section 1.408-2(e) of the Treasury Regulations and we fail to do so, or we are not keeping the records, making the returns or sending the statements as are required by forms or regulations, the IRS may, after notifying you, require you to substitute another trustee or custodian.

9.08 Amendments: We have the right to amend this Agreement at any time. Any amendment we make to comply with the Code and related regulations does not require your consent. You will be deemed to have consented to any other amendment unless, within 30 days from the date we mail the amendment, you notify us in writing that you do not consent.

9.09 Withdrawals: All requests for withdrawal shall be in writing on a form provided by or acceptable to us. The method of distribution must be specified in writing. The tax identification number of the recipient must be provided to us before we are obligated to make a distribution. Any withdrawals shall be subject to all applicable tax and other laws and regulations including possible early withdrawal penalties and withholding requirements.

     You are not required to take a distribution from your Roth IRA at age 70 1/2. At your death, however, your beneficiaries must begin taking distributions in accordance with Article V and section 9.06 of this Agreement. We will make no payouts to you from your Roth IRA until you provide us with a written request for a distribution on a form provided by or approved by us.

9.10 Transfers From Other Plans: We can receive amounts transferred or rolled over to this Roth IRA from the trustee or custodian of another Roth IRA as permitted by statute or applicable regulations.

     However, if this Custodial account is designated as a Roth Conversion IRA, no contributions other than IRA Conversion Contributions made during the same tax year will be accepted.
9.11 Liquidation Of Assets: We have the right to liquidate assets in your Roth IRA if necessary to make distributions or to pay fees, expenses or taxes properly chargeable against your Roth IRA. If you fail to direct us as to which assets to liquidate, we will decide in our complete and sole discretion and you agree not to hold us liable for any adverse consequences that result from our decision.

9.12 Restrictions On The Fund: Neither you nor any beneficiary may sell, transfer or pledge any interest in your Roth IRA in any manner whatsoever, except as provided by law or this Agreement.

     The assets in your Roth IRA shall not be responsible for the debts, contracts or torts of any person entitled to distributions under this Agreement.

9.13 What Law Applies: This Agreement is subject to all applicable Federal and State laws and regulations. If it is necessary to apply any State law to interpret and administer this Agreement, the law of our domicile shall govern.

     If any part of this Agreement is held to be illegal or invalid, the remaining parts shall not be affected. Neither your nor our failure to enforce at any time or for any period of time any of the provisions of this Agreement shall be construed as a waiver of such provisions, or your right or our right thereafter to enforce each and every such provision.

9.14 ARBITRATION DISCLOSURES:

     *  ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

     * The parties are waiving their right to seek remedies in court, including the right to jury trial.

     * Pre-arbitration discovery is generally more limited than and different from court proceedings.

     * The arbitrators' award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.

     * The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

     ARBITRATION - Customer agrees, and by carrying an account for customer, broker agrees, that all controversies which may arise between us prior to, on or subsequent to the date of the signed agreement shall be determined by arbitration. Any arbitration under the signed agreement shall be conducted pursuant to the federal arbitration act and the laws of the state of Illinois, before the American arbitration forum, or before the New York Stock Exchange, Inc. or an arbitration forum provided by any other exchange of which the broker is a member, the National Association of Securities Dealers, Inc. or any self-regulatory organization governing the broker in accordance and with the rules then in effect of the selected organization. The customer may elect one of the organizations (Forum) stated above, but if the customer fails to make that election, by registered letter or telegram addressed to the broker's main office, before the expiration of ten days after receipt of a written request from the broker to make that election, then the broker may make that election. The award of the arbitrators or the majority of them shall be final, and judgement upon the award rendered may be entered in any court, state or federal, having jurisdiction.

     No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated here in. By signing the agreement, customer acknowledges that the customer has received and read a copy of this agreement.

                                 ------------
                                 INSTRUCTIONS
                                 ------------

(Section references are to the Internal Revenue Code unless otherwise noted.)

PURPOSE OF FORM

Form 5305-RA is a model Custodial account agreement that meets the requirements of section 408A and has been automatically approved by the IRS. A Roth individual retirement account (Roth IRA) is established after the form is fully executed by both the individual (Depositor) and the Custodian and must be completed no later than the due date of the individual's income tax return for the tax year (without regard to extensions). This account must be created in the United States for the exclusive benefit of the Depositor or his or her beneficiaries.

Do not file Form 5305-RA with the IRS.  Instead, keep it for your records.

Unlike contributions to Traditional individual retirement arrangements, contributions to a Roth IRA are not deductible from the Depositor's gross income; and distributions after 5 years that are made when the Depositor is 59 1/2 years of age or older or on account of death, disability, or the purchase of a home by a first-time homebuyer (limited to $10,000), are not includible in gross income. For more information on Roth IRAs, including the required disclosure the Depositor can get from the Custodian, see PUB. 590, Individual Retirement Arrangements (IRAs).

This Roth IRA can be used by a Depositor to hold: (1) IRA Conversion Contributions, amounts rolled over or transferred from another Roth IRA, and annual cash contributions of up to $2,000 from the Depositor; or (2) if designated as a Roth Conversion IRA (by checking the box on the Application), only IRA Conversion Contributions for the same tax year.

To simplify the identification of funds distributed from Roth IRAs, Depositors are encouraged to maintain IRA Conversion Contributions for each tax year in a separate Roth IRA.

DEFINITIONS

Roth Conversion IRA: A Roth Conversion IRA is a Roth IRA that accepts only IRA Conversion Contributions made during the same tax year.

IRA Conversion Contributions: IRA Conversion Contributions are amounts rolled over, transferred, or considered transferred from a nonRoth IRA to a Roth IRA. A nonRoth IRA is an individual retirement account or annuity described in section 408(a) or 408(b), other than a Roth IRA.

Custodian: The Custodian must be a bank or savings and loan association, as defined in section 408(n), or any person who has the approval of the IRS to act as Custodian.

Depositor: The Depositor is the person who establishes the Custodial account.

                             SPECIFIC INSTRUCTIONS

Article I: The Depositor may be subject to a 6-percent tax on excess contributions if (1) contributions to other individual retirement arrangements of the Depositor have been made for the same tax year, (2) the Depositor's adjusted gross income exceeds the applicable limits in Article II for the tax year, or (3) the Depositor's and spouse's compensation does not exceed the amount contributed for them for the tax year. The Depositor should see the Disclosure Statement or Pub. 590 for more information.

Article IX: Article IX and any that follow it may incorporate additional provisions that are agreed to by the Depositor and Custodian to complete the agreement. They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of the Custodian, Custodian's fees, state law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the Depositor, etc. Use additional pages if necessary and attach them to the application.

NOTE: Form 5305-RA may be reproduced and reduced in size for adaption to passbook purposes.

                             DISCLOSURE STATEMENT

RIGHT TO REVOKE YOUR ROTH IRA

If you receive this Disclosure Statement at the time you establish your Roth IRA, you have the right to revoke your Roth IRA within seven (7) days of its establishment. If revoked, you are entitled to a full return of the contribution you made to your Roth IRA. The amount returned to you would not include an adjustment for such items as sales commissions, administrative expenses, or fluctuation in market value. You may make this revocation only by mailing or delivering a written notice to the Custodian at the address listed on the Application.

If you send your notice by first-class mail, your revocation will be deemed mailed as of the date of the postmark.

If you have any questions about the procedure for revoking your Roth IRA, please call the Custodian at the telephone number listed on the Application.

REQUIREMENTS OF A ROTH IRA

A. CASH CONTRIBUTIONS - Your contribution must be in cash, unless it is a qualified rollover contribution.

B. MAXIMUM CONTRIBUTION - The total amount you may contribute to a Roth IRA for any taxable year cannot exceed the lesser of $2,000 or 100 percent of your compensation. If you also maintain a Traditional IRA (i.e., an IRA subject to the limits of Internal Revenue Code (IRC) Sec. 408(a) or 408(b)) the maximum contribution to your Roth IRA is reduced by any contributions you make to your Traditional IRA. Your total annual contribution to all Traditional IRAs and Roth IRAs cannot exceed the lesser of $2,000 or 100 percent of your compensation.

   Your Roth IRA contribution is further limited if your adjusted gross income
   (AGI) exceeds $150,000 and you are a married individual filing jointly ($95,000 for single taxpayers). Married individuals filing jointly with AGI which exceeds $160,000 may not fund a Roth IRA. Married individuals filing separately with AGI exceeding $10,000 may not fund a Roth IRA. Single individuals with AGI exceeding $110,000 may not fund a Roth IRA.

   If you are married filing jointly and your AGI is between $150,000 and $160,000, your maximum Roth IRA contribution is determined as follows: (1) Subtract your AGI from $160,000, (2) divide the difference by $10,000, and
   (3) multiply the result in step (2) by $2,000. For example, if your AGI is $155,000, your maximum Roth IRA contribution is $1,000. This amount is determined as follows: [($160,000 minus $155,000) divided by $10,000] multiplied by $2,000.

   If you are single and your AGI is between $95,000 and $110,000, your maximum Roth IRA contribution is determined as follows: (1) Subtract your AGI from $110,000, (2) divide the difference by $15,000, and (3) multiply the result in step (2) by $2,000. For example, if your AGI is $98,000, your maximum Roth IRA contribution is $1,600. This amount is determined as follows: [($110,000 minus $98,000) divided by $15,000] multiplied by $2,000.

   Your Roth IRA contribution is not limited by your participation in a retirement plan other than a Traditional IRA, as discussed above. In addition, unlike Traditional IRAs, you may continue to fund a Roth IRA after age 70 1/2 so long as you have earned income and your AGI is below the maximum thresholds discussed above.

C. NONFORFEITABILITY - Your interest in your Roth IRA is nonforfeitable.

D. ELIGIBLE CUSTODIANS - The Custodian of your Roth IRA must be a bank, savings and loan association, credit union, or a person approved by the Secretary of the Treasury.

E. COMMINGLING ASSETS - The assets of your Roth IRA cannot be commingled with other property except in a common trust fund or common investment fund.

F. LIFE INSURANCE - No portion of your Roth IRA may be invested in life insurance contracts.

G. COLLECTIBLES - You may not invest the assets of your Roth IRA in collectibles (within the meaning of Internal Revenue Code (IRC) section 408(m). A collectible is defined as any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or other tangible personal property specified by the Internal Revenue Service. However, specially minted United States gold and silver bullion coins and certain state-issued coins are permissible investments. Platinum coins and certain gold, silver, platinum or palladium bullion (as described in IRC Sec. 408(m)(3)) are also permitted as Roth IRA investments.

H. BENEFICIARY PAYOUTS - If your surviving spouse is your sole beneficiary, your spouse may treat your Roth IRA as his or her own Roth IRA and would not be subject to the required minimum distribution rules. Your surviving spouse will also be entitled to such additional beneficiary payment options as are permitted under the law or related regulations. If the beneficiary or beneficiaries include anyone other than your surviving spouse, the entire amount remaining in your account will, at the election of your beneficiary or beneficiaries, either

     (a) be distributed by December 31 of the year containing the fifth anniversary of your death, or

     (b) be distributed in equal or substantially equal payments over the life or life expectancy of your designated beneficiary or beneficiaries.

   A nonspouse beneficiary or beneficiaries must elect either option (a) or (b) by December 31 of the year following the year of your death. If no election is made, distribution will be made in accordance with option (a).

INCOME TAX CONSEQUENCES OF ESTABLISHING A ROTH IRA

A. CONTRIBUTIONS NOT DEDUCTED - No deduction is allowed for Roth IRA contributions, including transfers and rollover contributions.

B. TAX-DEFERRED EARNINGS - The investment earnings of your Roth IRA are not subject to federal income tax as they accumulate in your Roth IRA. In addition, distributions of your Roth IRA earnings will be free from federal income tax if you take a qualified distribution, as discussed below.

C. TAXATION OF DISTRIBUTIONS - The taxation of a Roth IRA distribution depends on whether the distribution is a qualified distribution or a nonqualified distribution.

   1. QUALIFIED DISTRIBUTIONS - Qualified distributions from your Roth IRA (both the contributions and earnings) are not included in gross income. A qualified distribution occurs when the assets have been in the Roth IRA for five years and one of the following events occurs:

      * attainment of age 59 1/2,
      * disability,

      * the purchase of a first home, or
      * death.

      For contributory IRAs, the five-year period begins with the first year for which you make a Roth IRA contribution. For example, if you make a contribution to your Roth IRA for 1998, the five-year period will be completed at the end of 2002. However, a separate five-year requirement applies to each rollover contribution from a Traditional IRA. The five-year period for these rollovers begins with the year in which the rollover contribution is made.

   2. NONQUALIFIED DISTRIBUTIONS - If you do not meet the requirements for a qualified distribution, any earnings you withdraw from your Roth IRA will be included in your gross income and, if you are under age 59 1/2, may be subject to an early distribution penalty. However, when you take a nonqualified distribution, your basis (the amounts you contributed to the account) will generally be removed first. Therefore, your nonqualified distributions will not be taxable to you until your withdrawals exceed the amount of your contributions. Special rules may apply to the distribution of conversion amounts.

D. NO REQUIRED MINIMUM DISTRIBUTIONS - You are not required to take distribution from your Roth IRA at age 70 1/2 (as required for Traditional and SIMPLE
   IRAs).

E. ROLLOVERS AND CONVERSIONS - Your Roth IRA may be rolled over to another Roth IRA of yours, or may receive rollover contributions, provided that all of the applicable rollover rules are followed. Rollover is a term used to describe a tax-free movement of cash or other property to your Roth IRA from any of your Roth or Traditional IRAs. The rollover rules are generally summarized below. These transactions are often complex. If you have any questions regarding a rollover, please see a competent tax advisor.

   1. ROTH IRA TO ROTH IRA ROLLOVERS - Funds distributed from your Roth IRA may be rolled over to a Roth IRA of yours if the requirements of IRC section 408(d)(3) are met. A proper Roth IRA to Roth IRA rollover is completed if all or part of the distribution is rolled over not later than 60 days after the distribution is received. You may not have completed another Roth IRA to Roth IRA rollover from the distributing Roth IRA during the 12 months preceding the date you receive the distribution. Further, you may roll the same dollars or assets only once every 12 months. Roth IRA assets may not be rolled over to other types of IRAs (e.g., Traditional IRA, SIMPLE IRA).

   2. TRADITIONAL IRA TO ROTH IRA CONVERSIONS - Unless your adjusted gross income is more than $100,000, or you are married filing a separate tax return, you are eligible to roll over, transfer or convert all or any portion of your existing Traditional IRA(s) into your Roth IRA(s). A separate Roth Conversion IRA should generally be established to hold conversion amounts. If your Roth IRA is designated as a Roth Conversion IRA, the only permissible contributions are amounts converted from a Traditional IRA during the same tax year. The amount of the conversion from your Traditional IRA to your Roth IRA will be treated as a distribution for income tax purposes and is includible in your gross income (except for any nondeductible contributions). Although the conversion amount is generally included in income, the 10 percent early distribution penalty will not apply to rollovers or conversions from a Traditional IRA to a Roth IRA, regardless of whether you qualify for any exceptions to the 10 percent penalty.

      If you convert assets from your Traditional IRA to your Roth IRA prior to January 1, 1999, you must include the taxable amount of the distribution in your gross income ratably over a four year period beginning with 1998.

   3. WRITTEN ELECTION - At the time you make a proper rollover to a Roth IRA, you must designate to the Custodian, in writing, your election to treat that contribution as a rollover. Once made, the rollover election is irrevocable.

   4. NO ROLLOVERS FROM EMPLOYER PLANS - You may not roll over distributions from your employer's qualified retirement plan or 403(b) arrangement into your Roth IRA.

F. CARRYBACK CONTRIBUTIONS - A contribution is deemed to have been made on the last day of the preceding taxable year if you make a contribution by the deadline for filing your income tax return (not including extensions), and you designate that contribution as a contribution for the preceding taxable year. For example, if you are a calendar year taxpayer and you make your Roth IRA contribution on or before April 15, your contribution is considered to have been made for the previous tax year if you designate it as such.

LIMITATIONS AND RESTRICTIONS

A. SPOUSAL ROTH IRA - If you are married, you may make payments to a Roth IRA established for the benefit of your spouse. You must file a joint tax return for the year for which the contribution is made.

   The amount you may contribute to your Roth IRA and your spouse's Roth IRA is the lesser of $4,000 or 100 percent of your combined compensation. However, you may not contribute more than $2,000 to any one Roth IRA. Your contribution may be further limited if your AGI exceeds the levels discussed in the section titled Maximum Contribution.

B. ESTATE TAX EXCLUSION - The $100,000 federal estate tax exclusion previously available has been repealed for individuals dying after December 31, 1984. No exclusion will be allowed for individuals dying after that date. Transfers of your Roth IRA assets to a named beneficiary made during your life and at your request or because of your failure to instruct otherwise, may be subject to federal gift tax under IRC section 2501 if made after October 22, 1986.

C. SPECIAL TAX TREATMENT - Capital gains treatment and the favorable five or ten year forward averaging tax authorized by IRC section 402 do not apply to Roth IRA distributions.

D. INCOME TAX TREATMENT - Any nonqualified withdrawal of earnings from your Roth IRA, is subject to federal income tax withholding. You may, however, elect not to have withholding apply to your Roth IRA withdrawal. If withholding is applied to your withdrawal, not less than 10 percent of the amount withdrawn must be withheld.

E. PROHIBITED TRANSACTIONS - If you or your beneficiary engage in a prohibited transaction with your Roth IRA, as described in IRC section 4975, your Roth IRA will lose its tax-exempt status and you must generally include the value of the earnings in your account in your gross income for that taxable year.


F. PLEDGING - If you pledge any portion of your Roth IRA as collateral for a loan, the amount so pledged will be treated as a distribution and may be included in your gross income for that year to the extent it represents earnings.


FEDERAL TAX PENALTIES

A. EARLY DISTRIBUTION PENALTY - If you are under age 59 1/2 and receive a nonqualified Roth IRA distribution, an additional tax of 10 percent will apply to the amount includible in income (i.e., the earnings), unless the distribution is made on account of death, disability, a qualifying rollover, a direct transfer, the timely withdrawal of an excess contribution; or if the distribution is part of a series of substantially equal periodic payments (at least annual payments) made over your life expectancy or the joint life expectancy of you and your beneficiary. Payments made to pay medical expenses which exceed 7.5 percent of your adjusted gross income and distributions to pay for health insurance by an individual who has separated from employment and who has received unemployment compensation under a federal or state program for at least 12 weeks are also exempt from the 10 percent tax. Payments to cover certain qualified education expenses and distributions for first-home purchases (up to life-time maximum of $10,000) are exempt from the 10 percent tax. This additional tax will apply only to the portion of a distribution which is includible in your income.


B. EXCESS CONTRIBUTION PENALTY - An excise tax of 6 percent is imposed upon any excess contribution you make to your Roth IRA. This tax will apply each year in which an excess remains in your Roth IRA. An excess contribution is any contribution amount which exceeds your contribution limit, excluding rollover and direct transfer amounts. Your contribution limit is the lesser of $2,000 or 100 percent of your compensation for the taxable year. Your contribution may be further limited if your AGI exceeds the levels discussed in the section titled Maximum Contribution.


C. EXCESS ACCUMULATION PENALTY - Unless your sole beneficiary is your surviving spouse, your designated beneficiary(ies) is required to take certain minimum distributions after your death. An additional tax of 50 percent is imposed on the amount of the required minimum distribution which should have been taken but was not. This tax is referred to as an excess accumulation penalty tax.


D. PENALTY REPORTING - You must file Form 5329 with the Internal Revenue Service to report and remit any penalties or excise taxes.


ARBITRATION

By signing the agreement, you agree that any controversy arising out of or relating to your Account, any transaction made under your Account, or the performance or breach of the Agreement shall be settled by arbitration as described in Article 9 of the Custodial Agreement and paragraph 20 of the Roth IRA account application.


OTHER

A. IRS PLAN APPROVAL - The Agreement used to establish this Roth IRA has been approved by the Internal Revenue Service. The Internal Revenue Service approval is a determination only as to form. It is not an endorsement of the plan in operation or of the investments offered.

B. ADDITIONAL INFORMATION - You may obtain further information on Roth IRAs from your District Office of the Internal Revenue Service. In particular, you may wish to obtain IRS Publication 590, Individual Retirement Arrangements (IRAs).


                         -----------------------------
                         ROTH IRA FINANCIAL DISCLOSURE
                         -----------------------------


You may direct the investment of your funds within this Roth IRA into any investment instrument offered by or through the Custodian. The Custodian will not exercise any investment discretion regarding your Roth IRA, as this is solely your responsibility.

The value of your Roth IRA will be solely dependent upon the performance of any investment instrument chosen by you to fund your Roth IRA. Therefore, no projection of the growth of your Roth IRA can reasonably be shown or guaranteed.

Terms and conditions of the Roth IRA which affect your investment decisions are listed below.


INVESTMENT OPTIONS

You choose the investments that will fund your Roth IRA. Your investment choices include stocks, bonds, mutual funds, CDs or other investments offered by the Custodian.


INVESTMENT FEES AND CHARGES - There are certain fees and charges connected with the investments you may select for your Roth IRA. These fees and charges may include sales commissions, investment management fees, distribution fees, set-up fees, maintenance fee and surrender or termination fees. To find out what fees apply, read the prospectus or contract which will describe the terms of the investment you choose.


EARNINGS - The method for computing and allocating annual earnings (interest, dividends, etc.) on your investments will vary with the nature and issuer of the investment chosen. Please refer to the prospectus or contract of the investments of your choice for the methods used for computing and allocating annual earnings.


FEES FOR MAINTAINING YOUR ROTH IRA

There may be certain fees and charges connected with the Roth IRA itself. These may include an opening fee, annual fee or closing fee. Please refer to the Fee Schedule and Roth IRA Plan Agreement for further information.

We reserve the right to change any of the above fees after notice to you, as provided in your Roth IRA Agreement.

[Hummer logo]Wayne Hummer
             Investments LLC




             300 South Wacker Drive
             Chicago, Illinois 60606-6607
             800-621-4477 Toll-free
             312-431-1700 Local



             200 E. Washington Street
             Appleton, Wisconsin 54911-5468
             800-678-0833 Toll-free
             920-734-1474 Local




Member
New York Stock Exchange
and other principal exchanges.
Member SIPC.



#6127 (6/98)               (C) 1988 Universal Pensions, Inc., Brainerd, MN 56401